Exhibit 10.15(M)

Execution Version

NINTH AMENDMENT

TO SEARCH AND ADVERTISING SERVICES AND SALES AGREEMENT

This Ninth Amendment to Search and Advertising Services and Sales Agreement (this “Ninth Amendment”) is entered into to be effective as of June 27, 2013 (“Ninth Amendment Effective Date”) by and between Yahoo! Inc., a Delaware corporation (“Yahoo!”), and Microsoft Corporation, a Washington corporation (“Microsoft”).

WHEREAS, Yahoo! and Microsoft are parties to that certain Search and Advertising Services and Sales Agreement, entered into as of December 4, 2009, as amended (collectively, the “Agreement”); and

WHEREAS, Yahoo! and Microsoft desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein have the same meanings given in the Agreement.

2. RPS Guarantee.

(a) With respect to the United States, in lieu of calculating and paying the RPS Guarantee (i.e., payments due under Exhibit E) for the United States as otherwise provided in the Agreement for Queries during the periods listed below, Microsoft will owe and pay the following amounts to Yahoo!:

Activity Period	Amendment 9 Amount
October 1, 2012 – December 31, 2012	USD$[*]
January 1, 2013 – March 31, 2013	USD$[*]
April 1, 2013 – June 30, 2013	USD$[*]
July 1, 2013 – September 30, 2013	USD$[*]
October 1, 2013 – December 31, 2013	USD$[*]
January 1, 2014 – March 31, 2014	USD$[*]

(b) In consideration for the Amendment 9 Amounts payable by Microsoft pursuant to Section 2(a) above of this Ninth Amendment, Yahoo! waives the right to receive RPS Guarantee payments in any country other than (i) Taiwan and Hong Kong and (ii) the Amendment 9 Amounts for the United States. For clarity, except for Taiwan and Hong Kong, there shall be no additional RPS Guarantee payments (i.e., beyond payments already made as of the Ninth Amendment Effective Date or otherwise set forth in the table above) due.

(c) Each Amendment 9 Amount is earned on the first day of the applicable activity period subject to Section 2(f) below of this Ninth Amendment; provided, however, payment for each activity

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[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

period shall be due from Microsoft to Yahoo! 45 days after the end of that period. For the three activity periods starting on October 1, 2012 and ending on June 30, 2013, the payment due date shall be 30 days from the Ninth Amendment Effective Date. At least 10 days prior to the payment due dates set forth in the preceding two sentences (e.g., 35 days following the end of the applicable activity period) and no earlier than the later of July 20, 2013 and 20 days after the end of the applicable activity period, Yahoo! shall invoice Microsoft via Microsoft’s online payment system (as provided in Section 9.2.4(a)(1) of the Agreement), with payment to be made to Yahoo! Inc. in US dollars. If Yahoo! fails to invoice Microsoft within the period of time specified in the prior sentence, Microsoft’s payment due date shall be automatically extended by an equal number of days (e.g., if Yahoo! invoices Microsoft 5 days prior to the payment due date for an activity period then Microsoft’s payment due date will be extended for 5 days for the applicable activity period). During the period for invoice submission described in this paragraph, if after reasonable diligence Microsoft’s online payment system is unavailable or unable to accept Yahoo!’s invoice submission or Yahoo! is unable to submit an invoice, Yahoo! may provide a written invoice instead pursuant to the notice provisions of Section 20.5 of the Agreement (unless Microsoft provides in writing an alternate address for receipt of such invoices) specifically noting the unavailability of such systems.

(d) Sections 6-7 of the Fifth Amendment to the Agreement are void and not effective with respect to any countries other than Taiwan and Hong Kong. If Microsoft is more than 30 days late in paying any Amendment 9 Amount set forth in Section 2(a) of this Ninth Amendment, Yahoo! may notify Microsoft in accordance with Section 20.5 of the Agreement and specifically reference this Section. If Microsoft fails to make such payment within 30 days after receiving Yahoo!’s notice, then Sections 6 and 7 of the Fifth Amendment will “resume” with respect to any Covered Country that was not yet past the time when [*] would have begun (in the absence of this Ninth Amendment) as of the first day of the activity period related to such Amendment 9 Amount that Microsoft had failed to pay. Further, for any Covered Country in which this “resume” applies, Yahoo! shall provide Microsoft with the Guarantee Adjustor for the [*] period defined in Section 6(a) of the Fifth Amendment prior to Microsoft’s being required to decide whether to opt to [*] per Section 6(a)(A) of the Fifth Amendment, and the timetable for all associated activities and elections shall be similarly adjusted as required to reasonably implement this sentence. For clarity, in case of “resume” and Microsoft’s opting [*] for a specific country, no retroactive payment (i.e., prior to such election) shall apply with respect to such country. For clarity, Microsoft’s payment of any Amendment 9 Amount under such circumstances does not prejudice Microsoft’s right to claim a Dispute over the Amendment 9 Amounts and follow the process set forth in Section 17 of the Agreement, including commencing an arbitration under Section 17.4 of the Agreement to recover such payments.

(e) Yahoo! and Microsoft agree that the Amendment 9 Amounts set forth in the above table fully and finally settle and resolve (i) any and all payments, or adjustments to payments, owed by or to either party in connection with [*] through the Ninth Amendment Effective Date, (ii) any expenses incurred from the Commencement Date through the Ninth Amendment Effective Date which are subject to reimbursement under Section 8.2 (except as provided in the immediately following sentence), (iii) any [*] amounts submitted to Microsoft pursuant to Section 8.2 from the Commencement Date through the Ninth Amendment Effective Date except for [*] which were not incurred in good faith, and (iv) interest related to late payments owed by either party prior to the Ninth Amendment Effective Date. Microsoft further agrees to reimburse Yahoo! for the additional $[*] submitted to Microsoft for reimbursement immediately prior to the Ninth Amendment Effective Date, as long as Microsoft finds the additional $[*] as per the terms of Section 8.2 of the Agreement as if those expenses had been submitted in a timely fashion.

(f) In the event the Agreement is terminated during an activity period provided in the table above, the Amendment 9 Amount due for such activity period shall be adjusted pro-rata to reflect the number of days in such activity period prior to termination as a percentage of total days during such activity period.

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[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

(g) Within 30 days of the Ninth Amendment Effective Date, Yahoo! shall pay to Microsoft (i) all [*], and (ii) $[*]. Beyond the foregoing $[*] that is due to Microsoft, the parties agree to waive [*] issued prior to the Ninth Amendment Effective Date. Microsoft agrees that adjustments to Net Revenues [*].

3. RPS Guarantee in Taiwan & Hong Kong.

(a) After the first sentence of the definition of “Control Bucket” (in Exhibit E), the following shall be inserted: “Further, with respect to the Guarantee for Taiwan and Hong Kong, traffic in the Control Bucket shall be [*] (as eligible traffic to the [*] named search entry point is defined in the second paragraph of Section 3.1(a)(2) of Exhibit E, except that references to the US and non-US are replaced by the applicable country).”

(b) To minimize the impact of [*] being different between certain periods of the Reference Period and the True-Up Period that are being compared, the parties desire to utilize a Control Bucket in the True-Up Period which has an [*] as similar as possible to that used in [*] during the same True-Up Period, in calculating the Guarantee Adjustor for [*], and to estimate the effect of such [*] on the Reference Period for purposes of comparing with the True-Up Period. To achieve this, Yahoo! will use the same [*] in the Control Bucket as used in [*] on the [*] during the True-Up Period, and will [*] the True-Up Period RPS to reflect what it would had been had the [*] been used. This will be accomplished by adjusting the [*] for each calendar [*] by calculating the RPS impact of the [*] via a [*] which Yahoo! will run between the Ninth Amendment Effective Date and the start of [*], using the parties’ [*]. All results and computations performed by Yahoo! will be shared with Microsoft. During the months where the [*] is not similar to the current [*], the [*] will be adjusted up or down by the average percentage indicated by the [*] previously performed.

(c) For the [*] that the parties previously have been discussing ([*]), the parties have agreed to “[*]” between their positions in calculating the Guarantee Adjustor for [*]. The Control Bucket during the Guarantee Period shall reflect for each of these items the same treatment as Yahoo!’s [*] during the same period for each of these [*]. For each of these [*], where treatment differs in the Control Bucket on corresponding dates between the Reference Period and True-Up Period for any or all of these [*], the Adjusted Control RPS shall incorporate and reflect [*] as measured for each of these [*], as reasonably determined by [*] which Yahoo! will perform in the [*], consistent with the parties’ marketplace teams’ historical methodology for estimating such [*], and Yahoo! will run such [*] using current Control Bucket settings (except for the [*]). The parties shall use [*] of such [*] in RPS to adjust the [*] for [*] during that portion of the True-Up Period for which the [*] exists between the Control Bucket during the Reference Period and the Control Bucket during the True-Up Period. Yahoo! will review with Microsoft all [*] and other calculations used to estimate [*], and identify on the [*] the amount applied for each of these [*]. For the avoidance of doubt, if [*] was not live in the Control Bucket for the [*] of the Reference Period, but live in the Control Bucket for the [*] of the True-Up Period, then the [*] shall be [*] as set forth above. For example, if that specific [*] was shown by the [*] described above to [*] by [*]% in the True-Up Period, then the [*] would be [*] by [*]% during that specific [*] period.

(d) The mapping table in Section 3.1(a)(1)(D) of Exhibit E to the Agreement is amended to include [*] as an additional country mapped to [*].

(e) The data source table in Section 3.1(a)(1)(B) of Exhibit E to the Agreement is amended to replace the “TBD” for [*] with “[*]”.

(f) In calculating the Guarantee Adjustor for [*], the parties shall use the same dates as in [*] (as [*] is the source country for the [*]). For example, the value of the Guarantee Adjustor for [*] on June 25 would be equal to the value of the Guarantee Adjustor in [*] on June 25.

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[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Execution Version

4. Notices. The Yahoo contact information in Section 20.5 of the Agreement is deleted and updated as follows:

“If to Yahoo!, to:

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

Attention: Laurie Mann, Senior Vice President, Search Products

Telephone: (408) 349-3300

Telecopy: (408) 349-3510”

5. Entities for Payments to or from Yahoo!. Section 9.2.4(a) of the Agreement and Exhibit J to the Agreement, as applicable, are amended to reflect that effective 90 days from the Ninth Amendment Effective Date, the new Yahoo! Payor and Payee entity for payments associated with advertisers with invoices that are delivered in Indonesia, Thailand, Philippines, Malaysia, Singapore, Vietnam and Hong Kong will be Yahoo! Netherlands BV. Section 9.2.4(a) of the Agreement and Exhibit J to the Agreement, as applicable, are amended to reflect that the effective November 1, 2013, the new Yahoo! Payor and Payee entity for payments associated with advertisers with invoices that are delivered in the United Kingdom, Ireland, Austria, Denmark, Finland, Italy, Netherlands, Norway, Russia, Spain, Sweden, Germany, France, South Africa, Israel, Turkey and the Middle East – Dubai will be Yahoo! EMEA Limited.

6. Miscellaneous. This Ninth Amendment will be governed and construed, to the extent applicable, in accordance with the laws of the State of New York, without regard to its conflict of law principles. This Ninth Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Ninth Amendment may be amended or modified only by a written agreement that (a) refers to this Ninth Amendment; and (b) is executed by an authorized representative of each party. This Ninth Amendment shall be binding on the parties hereto and their respective personal and legal representatives, successors, and permitted assigns. Except as expressly set forth herein, the Agreement remains in full force and effect and this Ninth Amendment shall not be construed to alter, amend or change any of the other terms or conditions set forth in the Agreement. To the extent of any conflict between this Ninth Amendment and any provisions of the Agreement, this Ninth Amendment shall control with respect to the subject matter hereof.

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Execution Version

IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Ninth Amendment as of the Ninth Amendment Effective Date.

YAHOO! INC.		MICROSOFT CORPORATION

By:	/s/ Laurence Mann	By:	/s/ Rik van der Kooi

Name:	Laurence Mann	Name:	Rik van der Kooi
Title:	Senior Vice President, Search Products	Title:	COO-OSD

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